Exhibit 8.2

Board of Directors

Fairmount Bancorp, Inc.

8216 Philadelphia Road

Baltimore, MD 21237

Board of Directors

Fullerton Federal Savings Association

7527 Belair Road

Baltimore, MD 21236

Ladies and Gentlemen:

You have requested our opinion regarding the Maryland state income tax consequences of the Agreement and Plan of Conversion Merger, by and among Fairmount Bancorp, Inc. (“Fairmount”) a Maryland corporation, Fairmount Bank (the “Bank”), a federally-chartered stock savings association and the wholly-owned subsidiary of Fairmount, and Fullerton Federal Savings Association (“Fullerton”), a federally-chartered mutual savings association, whereby: (i) Fullerton will convert from a federal mutual savings association to a federal stock savings association; (ii) Fairmount will acquire 1,000 shares of common stock of Fullerton issued in the conversion for $1.00 per share; and (iii) pursuant to the Plan of Conversion Merger, as amended, adopted by Fullerton and the Bank, Fullerton will merge with and into the Bank as the surviving institution. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion Merger.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion Merger and of such corporate records of the parties to the Conversion Merger as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Fairmount Bank and Fairmount Bancorp, Inc. We have assumed that such representations are true and that the parties to the Conversion Merger will act in accordance with the Plan of Conversion Merger.

Our opinion is limited solely to Maryland state income tax consequences and will not apply to any other taxes, jurisdictions, transactions or issues.

In rendering the opinion set-forth below, we have relied on the opinion of Jones, Walker, Waechter, Poitevent, Carrére & Denégre, LLP related to the federal tax consequences of the proposed Conversion Merger (Federal Tax Opinion), without undertaking to verify the federal tax consequences by independent investigation.

Our opinion is subject to the truth and accuracy of certain representations made by the Bank to us and Jones, Walker, Waechter, Poitevent, Carrére & Denégre, LLP and the consummation of the proposed conversion in accordance with the terms of the Plan of Conversion Merger and applicable state law.

Fairmount Bank

and,

Fairmount Bancorp, Inc.

Our opinion is based on currently existing provisions of the Annotated Code of Maryland and current administrative rulings and court decisions there under. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of our opinion or of the statements and conclusions set-forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed conversion. We are under no obligation to update our opinion for such changes or interpretations. Furthermore, our opinion will not bind the Comptroller of Maryland and; therefore, the Comptroller of Maryland is not precluded from asserting a contrary position.

OPINION OF JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, LLP

Walker, Waechter, Poitevent, Carrére & Denégre, LLP has provided an opinion that addresses the material federal income tax consequences of the planned Conversion Merger. The opinion, which relies upon standard factual representations given by Fairmount, the Bank and Fullerton, concluded, as follows:

1.	the conversion of Fullerton from a mutual savings and loan association to a stock savings and loan association will be ignored for federal income tax purposes. Provided that the proposed merger of Fullerton with and into the Bank qualifies as a statutory merger under applicable state law and regulations, the merger will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(A) of the Internal Revenue Code of 1986, as amended;

2.	no gain or loss will be recognized by Fullerton or the Bank in the conversion merger;

3.	no gain or loss will be recognized by Fairmount upon the receipt of money in exchange for shares of its common stock;

4.	no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of Fullerton upon the issuance to them of withdrawable deposit accounts in the Bank in the same dollar amount as their savings accounts in Fullerton plus, with respect to Eligible Account Holders and Supplemental Eligible Account Holders, an interest in the liquidation account maintained at the Bank in exchange for their withdrawable deposits in Fullerton; and

5.	no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Fairmount common stock, provided that such nontransferable subscription rights do not have a fair market value greater than zero. If the non-transferable subscription rights to purchase the shares of Fairmount common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised).

Fairmount Bank

and,

Fairmount Bancorp, Inc.

DISCUSSION RELATED TO MARYLAND STATE INCOME TAX CONSEQUENCES

Title 10 of the Annotated Code of Maryland outlines the provisions for income tax in the State of Maryland. Income tax for individuals and corporations is addressed in Subtitle 2 and Subtitle 3 of the Annotated Code of Maryland, respectively. The Maryland modified income of a corporation is the corporation’s federal taxable income for the taxable year as determined under the Internal Revenue Code and as adjusted under Title 10, Subtitle 3, Part II of the Annotated Code of Maryland. Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of Smith Elliott Kearns & Company, LLC regarding the Maryland state income tax consequences of the planned Conversion Merger that:

1.	No gain or loss will be recognized by Fullerton or the Bank by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	No income tax will be imposed on account holders by reason of the conversion of Fullerton from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

3.	No gain or loss will be recognized by Fairmount upon the sale of shares of common stock in the Offering (Section 1032(a) of the Internal Revenue Code).

4.	No income tax will be imposed on account holders of the Bank upon the issuance to them of accounts in the Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Bank (Section 354(a) of the Internal Revenue Code).

5.	No income tax will be imposed on eligible account holders, supplemental eligible account holders and other members upon the issuance to them of Subscription Rights.

6.	The holding period and tax basis of any stock involved in the planned conversion merger and reorganization will be the same as for federal tax purposes.

LEGAL DISCLAIMER

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal federal, state or local tax aspect of these transactions. This opinion is not binding upon any tax authority, including the Maryland Department of Revenue or any court, and no assurance can be given that a position contrary to that expressed herein will not be assessed by a tax authority.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and; therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

Fairmount Bank

and,

Fairmount Bancorp, Inc.

CONSENT

This opinion is given solely for the benefit of Fairmount, the Bank, Fullerton, eligible account holders, supplemental eligible account holders and other members described in the Plan of Conversion Merger who will receive Subscription Rights and may not be relied upon by any other party or entity otherwise referred to in any document without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Application for Conversion Merger filed with the Office of Thrift Supervision and to this opinion in the prospectus included in the registration statement on Form S-1 under the headings “Legal and Tax Opinions”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Smith Elliott Kearns & Company, LLC
Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania

August 9, 2011